Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

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Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Receives U.S. FDA Breakthrough Therapy Designation for

AVXS-101 Gene Replacement Therapy for Spinal Muscular Atrophy Type 1

Chicago, Ill., July 20, 2016 — AveXis, Inc., a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today announced the U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy Designation for AVXS-101, the company’s lead development candidate for the treatment of spinal muscular atrophy (SMA) Type 1 in pediatric patients.

The Breakthrough Therapy Designation is based on preliminary clinical results from the ongoing trial of AVXS-101, conducted in collaboration with The Research Institute at Nationwide Children’s Hospital and The Ohio State University.

“We are encouraged to have received Breakthrough Therapy Designation for AVXS-101, and look forward to collaborating with the FDA to determine next steps in the development pathway for AVXS-101,” said Sean P. Nolan, president and chief executive officer, AveXis. “By this action the FDA recognizes the high unmet need for effective treatment options for patients suffering from SMA.”

The FDA has requested the company submit a Type B meeting request for a multidisciplinary, comprehensive discussion of the development program for AVXS-101. The company plans to submit the meeting request later this month.

SMA, which causes motor neuron loss and weakness, is the most common genetic cause of infant death. The most severe form of SMA is Type 1, which accounts for approximately 60 percent of cases at birth, results in an inability to sit without support, difficulty in breathing and swallowing.

Furthermore, it results in death or the need for permanent ventilation for greater than 90 percent of patients by two years of age.

About Breakthrough Therapy Designation

The FDA’s Breakthrough Therapy Designation was established to facilitate dialogue between FDA and the sponsor to provide advice on generating evidence needed to support approval of the therapy in an efficient manner — with more intensive and interactive guidance on an efficient drug development program, an organizational commitment involving FDA’s senior managers, and eligibility for rolling review and priority review.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients. SMA Type 1 is the leading genetic cause of infant mortality.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1 and is the only clinical-stage gene therapy in development for SMA. AVXS-101 is designed to address the monogenetic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN gene. AVXS-101 also targets motor neurons providing rapid onset of effect, and crosses the blood brain barrier allowing an IV dosing route and effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the expected timing for submitting a Type B meeting request to the FDA and the potential for accelerated development and review of AVXS-101. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the risk that Breakthrough Therapy Designation could be withdrawn by the FDA in the future based on future clinical results and regulatory developments in the United States and foreign countries, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AveXis’ Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016.

In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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